Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124898, 333-120881, 333-91496, 333-45586, 333-132565, 333-135830, 333-137347 and 333-161912 on Form S-3 and Nos. 333-127011, 333-127012, 333-117733, 333-45298, 333-135828, 333-137346, 333-148434 and 333-161451 on Form S-8 of our report dated February 23, 2010, relating to the consolidated financial statements of Petrohawk Energy Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2010-3, Oil and Gas Reserve Estimation and Disclosures), and the effectiveness of Petrohawk Energy Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 23, 2010